Exhibit 2.3

Amendment No. 2 to Agreement and Plan of Merger

This Amendment No. 2, dated as of July 28, 2015 (this “Amendment”), to the Agreement and Plan of Merger (as amended, supplemented or modified the “Merger Agreement”) made and entered into as of May 7, 2015, by and among Microchip Technology Incorporated, a Delaware corporation (“Parent”), Mambo Acquisition Corp., a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Mambo Acquisition LLC, a California limited liability company and a wholly owned subsidiary of Parent (“Merger Sub LLC”) and Micrel, Incorporated, a California corporation (the “Company”), as amended by that certain Amendment No. 1, dated as of June 30, 2015, is made and entered into by and among Parent, Merger Sub and the Company. Capitalized terms used but not defined herein have the meaning ascribed to them in the Merger Agreement.

Whereas, Parent, Merger Sub and the Company entered into the Merger Agreement;

Whereas, Section 8.4 of the Merger Agreement provides that subject to Applicable Law and subject to the other provisions of the Merger Agreement, the Merger Agreement may be amended by the parties thereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that in the event that the Merger Agreement has been approved by shareholders of the Company in accordance with California Law, no amendment shall be made to the Merger Agreement that requires the approval of such shareholders of the Company without such approval;

Whereas, the Merger Agreement has not yet been approved by shareholders of the Company in accordance with California Law; and

Whereas, Parent, Merger Sub and the Company desire to amend the Merger Agreement as provided herein.

Now, Therefore, in consideration of the mutual covenants and agreements contained herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. The Merger Agreement is hereby amended to add as Section 6.11(d), the following:

“Notwithstanding anything to the contrary herein, if Parent determines in good faith and on reliance upon the advice of counsel that treating any Company Restricted Stock Unit or Company Option that is subject to the Applicable Laws of the People’s Republic of China (PRC) or Republic of China (ROC) in the manner in which such Company Restricted Stock Unit or Company Option would otherwise be treated pursuant to Section 6.11(a) or 6.11(b), as applicable, would result in a violation of Applicable Laws or adverse tax consequence (whether to the individual holding such Company Restricted Stock Unit or Company Option, to Parent, to the Company or to the Surviving Company), then to the extent consistent with Applicable Law, Parent may treat such Company Restricted Stock Unit or Company Option in a manner other than prescribed by Section 6.11(a) and 6.11(b).”

2. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

3. Except as provided herein, the terms of the Merger Agreement shall remain in full force and effect in accordance with the provisions thereof.

4. This Amendment shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective duly authorized officers to be effective as of the date first above written.

MICROCHIP TECHNOLOGY INCORPORATED

By:	/s/ Steve Sanghi
Name: Steve Sanghi
Title: President and Chief Executive Officer

MAMBO ACQUISITION CORP.

By:	/s/ J. Eric Bjornholt
Name: J. Eric Bjornholt
Title: President and Treasurer

MAMBO ACQUISITION LLC

By:	/s/ J. Eric Bjornholt
Name: J. Eric Bjornholt
Title: President and Treasurer

MICREL, INCORPORATED

By:	/s/ Colin Sturt
Name: Colin Sturt
Title: Vice President of Corporate Development, General Counsel and Corporate Secretary